UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2015

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 6, 2015, Jabil Circuit, Inc. (the “Company”) entered into an amended and restated senior unsecured five year credit agreement (the “Agreement”). The Agreement provides for a revolving credit facility in the initial amount of $1.5 billion, which may, subject to the lenders’ discretion, potentially be increased up to $2.0 billion (the “Revolving Credit Facility”) and a $500.0 million five year delayed draw term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”). The Agreement was entered into among the Company, the initial lenders named therein, Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, and BNP Paribas, Mizuho Bank, Ltd. and The Bank of Nova Scotia, as documentation agents. Most of the lenders under the Credit Facilities and their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. The Company and some of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. In addition, most of the agents and lenders under the Credit Facilities held positions as agent and/or lender under the Company’s Existing Credit Agreement, as defined below. Two delayed draw term loans are available to be drawn until September 30, 2015 under the Term Loan Facility, and both of the Credit Facilities expire approximately five years from the date of closing, but in the case of the Revolving Credit Facility, subject to two one-year extension options (subject to the lenders’ discretion). Interest and fees on Revolving Credit Facility and Term Loan Facility advances are based on the Company’s non-credit enhanced long-term senior unsecured debt rating as determined by Standard & Poor’s Rating Service, Moody’s Investor Service and Fitch Ratings all as more fully described in the Agreement. Interest is charged at a rate equal to (a) for the Revolving Credit Facility, either 0.000% to 0.650% above the base rate or 1.000% to 1.650% above the Eurocurrency rate and (b) for the Term Loan Facility, either 0.125% to 1.000% above the base rate or 1.125% to 2.000% above the Eurocurrency rate, in each case where the base rate represents the greatest of Citibank, N.A.’s base rate, 0.50% above the federal funds rate, and 1.0% above one-month LIBOR, but not less than zero, and the Eurocurrency rate represents adjusted LIBOR or adjusted CDOR, as applicable, for the applicable interest period, but not less than zero, each as more fully described in the Agreement. Fees include a facility fee based on the revolving credit commitments of the lenders, a letter of credit fee based on the amount of outstanding letters of credit and a ticking fee based on the undrawn term loan commitments until the earlier of September 30, 2015 and the date of the second term loan draw. Based on the Company’s current non-credit enhanced long-term senior unsecured debt rating as determined by Standard & Poor’s Rating Service, Moody’s Investor Service and Fitch Ratings the current rates of interest for the Revolving Credit Facility are 0.175% above the base rate and 1.175% above the Eurocurrency rate and for the Term Loan Facility would be 0.375% above the base rate and 1.375% above the Eurocurrency rate (if any draws had been made to date under the Term Loan Facility). The Credit Facilities include various covenants, limitations and events of default customary for similar facilities for similarly rated borrowers. As of the date of the Agreement, draws in the approximate amount of $790.0 million in revolving credit advances have been made and are outstanding under the Revolving Credit Facility and no draws of advances have been made and are outstanding under the Term Loan Facility.

The Agreement amends and restates the Company’s amended and restated five year credit agreement dated July 25, 2014 (the “Existing Credit Agreement”), which established a revolving credit facility in the initial amount of $1.5 billion, subject to potential increases up to $2.0 billion, and was to terminate on July 25, 2019. The Existing Credit Agreement was entered into among the Company, the initial lenders named therein, Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland PLC, as co-syndication agents, and Bank of America, N.A. and The Bank of Nova Scotia, as documentation agents.

Most of the lenders under the Existing Credit Agreement and their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. The Company and some of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. In addition, most of the agents and lenders under the Existing Credit Agreement hold positions as agent and/or lender under the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for its fiscal year ending August 31, 2015.

Item 1.02. Termination of a Material Definitive Agreement.

To the extent that entering into the Agreement constituted a termination of the Existing Credit Agreement, the information included in Item 1.01 of this Report relating to such termination is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
Registrant

July 10, 2015	By:	/s/ FORBES I.J. ALEXANDER
Forbes I.J. Alexander
Chief Financial Officer

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